UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 12, 2005

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2005 the Board of Directors of Cleveland-Cliffs Inc (the "Company"), on the recommendation of its Board Affairs Committee, approved the following changes in compensation for nonemployee Directors, effective July 1, 2005:

1. Increased Audit Committee Chair retainer from $3,000 to $10,000 per year.

2. Increased other Committee Chair retainers from $3,000 to $5,000 per year.

3. Increased Lead Director retainer from $6,000 to $10,000 per year.

4. Eliminated award of 4,000 Restricted Common Shares to each Director upon initial election to the Board.

5. Increased the annual compensation paid to nonemployee Directors from $32,500 to $65,000, with a total of $32,500 paid in cash (if certain stock ownership guidelines are met) and the remaining $32,500 paid in an equivalent number of Common Shares. Each nonemployee Director received 433 Common Shares as the prorated portion of the new award, based on the 10-month period from July 1 until the next annual meeting. Mr. Eldridge, a new Director as of July 12, 2005, received a prorated amount of 418 Common Shares.

These changes followed the recommendations of an independent compensation consultant based on an analysis of the compensation paid to industry peers and competitive practices and reflect the increased responsibilities of Board membership in the current regulatory environment. Other features of Director compensation remained the same. Exhibit 10(a) to this Form 8-K contains a chart summarizing the Company's compensation arrangements for non-employee directors before and after giving effect to the changes described above.

In connection with the appointment of Barry J. Eldridge as a director of the Company as described below under Item 5.02, the Company entered into an indemnification agreement (the "Indemnification Agreement"), the form of which was previously approved by the Board of Directors and the Company's shareholders. The Indemnification Agreement provides that, to the extent permitted by Ohio law, the Company will indemnify Mr. Eldridge against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by him in connection with any suit in which he is a party or otherwise involved as a result of his service as a member of the Board. A copy of the form of indemnification agreement is included as Exhibit 10(b) to this Current Report on Form 8-K. The foregoing discussion of the terms of the Indemnification Agreement is qualified in its entirely by reference to the full text of the form indemnification agreement, which is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 12, 2005, the Board of Directors of the Company appointed Barry J. Eldridge a director of the Company, filling one of two vacancies created by the retirement of two directors who did not stand for reelection at the Company's 2005 annual meeting.

Mr. Eldridge will serve on the Finance Committee of the Board of Directors.

From October 2002 until April 2005, Mr. Eldridge was managing director and chief executive officer of Portman Limited ("Portman"), the Australian iron ore mining company in which the Company purchased an approximately 80% interest in April 2005. In connection with the Company's purchase of a majority of the outstanding shares of Portman, Mr. Eldridge exercised his rights under his employment agreement with Portman and terminated his employment. Pursuant to the terms of the severance language in the employment agreement, Portman made severance payments to Mr. Eldridge of approximately A$728,000. Also, pursuant to the terms of the Company's tender offer for the Portman shares, Mr. Eldridge elected to receive cash in exchange for his outstanding options to purchase shares of Portman. These cash payments received by Mr. Eldridge from the Company were approximately A$2,819,000.

A copy of the press release relating to the appointment of Mr. Eldridge is attached hereto as Exhibit 99(a) and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

c)Exhibits

10(a) Chart summarizing Nonemployee Directors’ Compensation arrangements effective July 1, 2005.

10(b) Form of Indemnification Agreement for Directors (filed as Exhibit 10(f) to Form 10-K of Cleveland-Cliffs Inc on February 2, 2001 and incorporated by reference)

99(a) Press Release dated July 12, 2005

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

July 18, 2005	By:	Donald J. Gallagher

Name: Donald J. Gallagher
Title: EVP, Chief Financial Officer and Treasurer

Top of the Form

Exhibit Index

Exhibit No.	Description

10.a	Chart summarizing Nonemployee Directors' Compensation arrangements effective July 1, 2005.
99.a	Press Release dated July 12, 2005